Exhibit 21

Subsidiaries of Registrant

Name	Percentage Ownership	State of Organization
XL Hybrids, Inc.	100%	Delaware
XL Hybrid Quincy, LLC	100%	Delaware
XL Hybrid LL, LLC	95% owned by XL Hybrids, Inc. 5% owned by Thomas J. Hynes, III	Delaware